Exhibit 99.1

PROTO LABS, INC.

EXECUTIVE OFFICER INCENTIVE COMPENSATION RECOVERY POLICY

(Effective November 12, 2014)

The Board of Directors of Proto Labs, Inc. (the “Company”) has determined that the best interests of the Company and its shareholders will be served by the adoption of a policy regarding the recovery of incentive compensation from executive officers in certain circumstances as set forth below.

Subject to the terms of this policy, the Company will, in all appropriate circumstances as determined by the Compensation Committee of the Board (the “Committee”), and to the extent permitted by applicable law, require reimbursement or forfeiture of all or a portion of any incentive compensation awarded to an executive officer of the Company after the date of adoption of this policy where the Committee has determined that all of the following factors are present: (a) the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, (b) the award, vesting or payment of the incentive compensation was predicated upon the achievement of certain financial results that were the subject of the restatement and such award, vesting or payment occurred or was received during the three-year period preceding the date on which the Company is required to prepare the restatement, and (c) a smaller award, vesting or payment would have occurred or been made to the executive officer based upon the restated financial results.

In each such instance, the Company will, to the extent deemed appropriate by the Committee, seek to recover or cancel the amount(s) by which an executive officer’s incentive compensation that was awarded, vested or paid during the three-year period referenced above exceeded the amount(s) that would have been awarded, vested or paid based on the restated financial results, net of taxes paid or payable by the executive officer with respect to the recoverable compensation.  If the executive officer does not reimburse the Company for such amount(s) promptly after request by the Company for such reimbursement made within 90 days after the issuance of the restated financial results, the Company, among other remedies, may elect to recover the amount(s) by cancelling outstanding incentive compensation awards or offsetting other amounts due or which may come due to the executive officer under other compensation plans or programs.

In determining whether, in its discretion, there are appropriate circumstances to require such reimbursement or cancellation, the Committee will consider relevant facts and circumstances such as the involvement of any particular executive officer in the circumstances that led to the financial restatement, the extent to which any particular executive officer acted in the normal course of the executive officer’s duties and in good faith, the amount of incentive compensation involved, and the likelihood of success in any action to enforce recovery and the possible costs of recovery.

Any recovery under this policy shall be in addition to, and shall not preclude, any other remedies that may be available to the Company. Accordingly, the remedies provided for under this policy shall be in addition to, and shall not preclude, any remedies against the executive officers for fraud or misconduct, whether or not there is a restatement.

For purposes of this policy, the term “executive officer” means any “officer” of the Company, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, and the term “incentive compensation” means any annual or long-term incentive compensation, including equity-based compensation, whose award, vesting or payment is based or conditioned on the achievement of certain financial results for the Company or any of its subsidiaries, divisions or other business units.